EXHIBIT 99.1

Contact:            James A. D. Smith
President and Chief Executive Officer
Phone: 650-562-1424

FOR IMMEDIATE RELEASE:

GENELABS TECHNOLOGIES ANNOUNCES APPOINTMENT OF FREDERICK W. DRISCOLL AS CHIEF FINANCIAL OFFICER

REDWOOD CITY, Calif. – October 30, 2007 – Genelabs Technologies, Inc. (Nasdaq:GNLB) today announced the appointment of Frederick W. Driscoll as Chief Financial Officer.

Mr. Driscoll has more than 25 years of financial management and operational experience in the biotechnology industry.  He joins Genelabs from Astraris, Inc., a start-up biotechnology company developing vascular disrupting technology to treat solid tumors, where he served as Chief Financial Officer.  From 2000 to 2006, he was employed by OXiGENE, Inc., initially as Vice President Finance and Operations and subsequently as President and Chief Executive Officer.  During his tenure at OXiGENE, Mr. Driscoll built strong relationships with institutional investors, investment banks and research analysts and successfully recapitalized the company through private and public financings, enabling the company to advance its lead oncology investigational drug from phase I to phase III clinical development.  Previously Mr. Driscoll served as Senior Vice President of Finance and Operations for Collagenesis Corporation and Vice President Finance – Americas for Instrumentation Laboratory.

“We are at a very exciting time in Genelabs’ evolution and I am delighted to welcome Fred to our company,” stated James A. D. Smith., President and Chief Executive Officer of Genelabs.  “Fred is a highly experienced and well regarded financial executive with many years of leadership in the biotechnology industry.  He joins a team at Genelabs that is passionate about creating value though successful drug discovery and development.  I look forward to Fred’s contributions as Genelabs continues to execute our strategies.”

About Genelabs Technologies

Genelabs Technologies, Inc. is a biopharmaceutical company focused on the discovery and development of pharmaceutical products to improve human health.  We have built drug discovery capabilities that can support various research and development projects.  Genelabs is currently concentrating these capabilities on discovering novel compounds that selectively inhibit replication of the hepatitis C virus and advancing preclinical development of compounds from this hepatitis C virus drug discovery program, while also developing a late-stage product for lupus.  We believe that these high-risk, potentially high reward programs focus our research and development expertise in areas where we have the opportunity to generate either first-in-class or best-in-class products that will address diseases for which current therapies are inadequate.  For more information, please visit www.genelabs.com.

Note: Genelabs® and the Genelabs logo are registered trademarks of Genelabs Technologies, Inc.